Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2015, relating to the consolidated financial statements of Diligent Board Member Services, Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of Diligent Board Member Services, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
New York, New York
May 18, 2015